UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 26, 2006
WENDY’S INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation)	001-08116 (Commission File Number)	31-0785108 (IRS Employer Identification No.)

4288 West Dublin-Granville Road, Dublin, Ohio (Address of principal executive offices)	43017 (Zip Code)
(614) 764-3100
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Conditions.
On July 27, 2006, the Company issued a press release and other financial information regarding its second quarter results. The press release and other financial information are attached hereto as Exhibit 99.
Item 2.06 Material Impairments.
In accordance with generally accepted accounting principles, the Company annually reviews its business units for any impairment of goodwill assigned to each unit, or in interim periods if events indicate possible impairment. The Company has previously announced its intent to pursue strategic alternatives for its Baja Fresh business. In accordance with SFAS No. 142 “Goodwill and Other Intangible Assets” and SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company is required to review goodwill, other intangibles and other long-lived assets for impairment. On July 26, 2006, the Audit Committee of the Board of Directors, on the recommendation of management, concluded that impairment charges were required under generally accepted accounting principles. The Company will incur a $122.5 million in pretax ($93.0 million after tax) non-cash goodwill, other intangible and fixed asset impairment charges for Baja Fresh, in accordance with SFAS No. 142 and SFAS No. 144. The Company’s testing for impairment was not complete as of July 27, 2006. Any adjustment to the charges will be included in the Company’s second quarter Form 10-Q, and will represent management’s best estimates as of the end of the second quarter. As noted above, the Company is pursuing strategic alternatives for Baja Fresh and any future gain or loss will depend upon the selection of an alternative.
The impairment charges reflect the continued declining sales and overall performance at Baja Fresh during the first half of 2006. Same-store sales at Baja Fresh restaurants (including both company operated and franchised restaurants) in the second quarter of 2006 declined by 5.5% over the second quarter of 2005 and by 4.6% year-to-date through the end of the second quarter.
On July 27, 2006, the Company issued a press release describing the above-referenced charges and disclosing other information. A copy of this press release is attached hereto as Exhibit 99.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit 99	Press release and other financial information issued by the Company, dated July 27, 2006.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WENDY’S INTERNATIONAL, INC.
	By:	/s/ Kerrii B. Anderson
Kerrii B. Anderson
Date July 28, 2006		Chief Executive Officer and President